Exhibit 10.1

FIRST AMENDMENT TO CONSULTING AGREEMENT DATED SEPTEMBER 26, 2017

THIS FIRST AMENDMENT TO CONSULTING AGREEMENT DATED SEPTEMBER 26, 2017 (this “Amendment”) is entered into as of February __, 2019 by and between Conversion Labs, Inc., a Delaware corporation (the “Company”) and Robert Kalkstein, an individual (“Kalkstein”). The Company and Kalkstein are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Consulting Agreement dated September 26, 2017 (the “Original Agreement”) whereby Kalkstein was engaged by the Company to perform certain services as the Company’s Chief Financial Officer;

WHEREAS, Kalkstein has informed the Board of his resignation, effective March 31, 2019;

WHEREAS, the Company and Kalkstein desire to amend the Original Agreement to make certain revisions to the salary information and equity provisions; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings given such terms in the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Original Agreement shall be amended as follows, in accordance with the terms and conditions of 14(F) thereof:

a. References to this “Agreement” shall mean the Original Agreement as amended by this Amendment.

b. Exhibit A, Section 3(A), below shall be deleted and replaced in its entirety with the following:

l. A1. The Company shall pay to consultant a monthly, cash Consulting Fee according to this schedule:

Period	Amount
October 2017 – December 2017	$2,750
January 2018 – March 2018	$5,000
April 2018 – September 2018	$7,500

A2. For the Period of January 1, 2019 through March 31, 2019, the Company shall pay consultant a one-time cash fee in the amount of $10,000 in exchange for Consultant (a) foregoing $32,500 owed to him and (b) the Company decreasing the exercise price of the Options as defined below from $0.40 to $0.28.

c. Exhibit A, Section 3(B), below shall be deleted and replaced in its entirety with the following:

2. Subject to the approval of the Company’s Board of Directors, the Company will sell and issue to Consultant an option to purchase 300,000 shares of the Company’s Common Stock (the “Options”) at a price per share equal to $0.28. Subject to consultant remaining a service provider on all such dates, the Options will vest accordingly to the following schedule: 50% of the Options shall vest upon the date of this Agreement and 50% of the Options shall vest on March 30, 2019.”

3. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in in the state courts of New York or in the federal courts located in the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

CONVERSION LABS, INC.

By:	/s/ Justin Schreiber
Name: Justin Schreiber
Title: Chief Executive Officer

By:	/s/ Robert Kalkstein
Name: Robert Kalkstein, an individual